Exhibit 99.1
Caliber Announces Conversion of $15.9 Million of Preferred Equity into Common Stock

SCOTTSDALE, AZ, March 30, 2026 (GLOBE NEWSWIRE) – Caliber (NASDAQ: CWD), a diversified real estate and digital asset management platform, today announced that an institutional investor elected to convert approximately $15.9 million of perpetual convertible preferred equity into shares of the Company’s common stock.

Under the original investment, Caliber issued 15,868 shares of Series B Preferred Stock at a purchase price of $1,000 per share, resulting in gross proceeds of $15,868,000. The holder has exercised its conversion right at a price of $250 per share, resulting in the issuance of 63,472 shares of common stock.

The preferred equity carried no dividend and was perpetual in nature.

The transaction removes approximately $15.9 million of preferred equity from the Company’s capital structure and replaces it with common equity. As a result, the conversion reduces the amount of capital senior to the Company’s common stock and streamlines the Company’s capital structure.

A summary of the Company’s capitalization before and after the conversion is set forth below.

The Company previously disclosed the conversion in its Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 25, 2026.

About Caliber (CaliberCos Inc.)

Caliber (Nasdaq: CWD) is a real estate-focused alternative asset manager with over $2.6 billion in Managed Assets and a 17-year track record investing in middle-market hospitality and multifamily real estate. The Company operates an institutional-quality asset management platform paired with a boutique, hands-on investment approach focused on value creation in underserved market segments. In 2025, Caliber integrated digital asset infrastructure into its platform by investing in LINK, the token underlying Chainlink, a key technology enabling real estate fund tokenization, and is implementing blockchain and tokenization strategies across its investment platform to enhance how assets are financed, owned, and accessed. Investors can participate in Caliber through its publicly traded equity (Nasdaq: CWD), which provides exposure to both its real estate platform and digital asset holdings, and through its private real estate investment funds for accredited investors and financial professionals.

CONTACTS:
Caliber Investor Relations
Ilya Grozovsky
+1 480-214-1915
Ilya@CaliberCo.com